UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Boxer, Scott J
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   2/28/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President Lennox Industries
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-   3.Trans-    4.Securities Acquired(A)    5)Amount of        6)Owner-       7)Nature of
                             action     action      or Disposed of (D)          Securities         ship Form:     Indirect
                             Date       Code                   A                Beneficially       Direct (D)     Beneficial
                             (Month/                           or               Owned at           or  Indirect   Ownership
                             Day/Year)  Code V      Amount     D     Price      End of Month       (I)
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
Common Stock, par value      2/12/02    A(1) V      212        A     $8.2450    122,312            D
$0.01 per share



                                                                 1


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative        2)Conversion    3)Trans-  4)Trans-        5)Number of Derivative      6)Date Exercisable and
Security                     or Exercise     action    action          Securities Acquired (A)     Expiration Date
                             Price of        Date      Code            or Disposed of (D)
                             Derivative                --------        -----------------------        Date        Expiration
                             Security                  Code  V         A             D             Exercisable       Date
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







Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-   7)Title and Amount             8)Price       9)Number of   10)Ownership   11)Nature of
Security                       action   of Underlying                  of Deri-      Derivative    Form of        Indirect
                               Date     Securities                     vative        Securities    Derivative     Beneficial
                                                       Amount or       Security      Beneficially  Security; or   Ownership
                                                       Number of                     Owned at      Direct (D) or
                                        Title          Shares                        End of Month  Indirect (I)
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

Explanation of Responses:

(1) Shares of common stock acquired pursuant to Lennox International's Employee Stock Purchase Plan, which is intended to qualify as an 'employee stock purchase plan' under Section 423 of the Internal Revenue Code of 1986, as amended.

-   Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Scott J. Boxer
DATE 03/08/02